Exhibit 107

CALCULATION OF REGISTRATION FEE

Form F-4

(Form Type)

REZOLVE AI LIMITED

(Exact name of registrant as specified in its charter)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee(7)

Rezolve Ordinary Shares	9,218,352(1)	—	—	—

Rezolve Ordinary Shares	164,102,308(2)	—	$44,656(6)	$6.60

Rezolve Ordinary Shares	7,499,994(3)	$11.42	$85,649,932	$12,641.93

Rezolve Warrants	7,499,994(4)	—	—	—(8)

Total		—	$85,694,588	$12,648.53

(1)

The number of ordinary shares, nominal value £0.0001 per share (“Rezolve Ordinary Shares”) being registered and of which the registration fee of $10,361.80 was previously paid. The number represents (a) 1,417,687 shares of common stock (after giving effect to redemptions through February 15, 2024), par value $0.0001 per share (“Armada Common Stock”), of Armada Acquisition Corp. I (“Armada”) that will be outstanding immediately prior to the Business Combination (as defined herein) and exchanged for one Rezolve Ordinary Share for each such share of Armada Common Stock; (b) 5,547,000 shares of common stock, par value $0.0001 per share (the “Founder Shares”) held by the Armada Initial Shareholders (as defined herein), consisting of 5,342,000 shares held directly by the Sponsor and 205,000 shrares held by certain directors of Armada, that will be outstanding immediately prior to the Business Combination and exchanged for one Rezolve Ordinary Share for each such Founder Share; and (c) 2,253,665 additional Rezolve Ordinary Shares.

(2)

Represents 166,355,973 Rezolve Ordinary Shares issued to certain equityholders in respect of their equity interests in Rezolve Limited, a private limited company organized under the laws of England and Wales (“Rezolve”), less the 2,253,665 additional Rezolve Ordinary Shares that are being registered and of which the registration fee was already paid.

(3)	Represents 7,499,994 Rezolve Ordinary Shares, issuable upon exercise by holders of Rezolve Warrants following the completion of the Business Combination.
(4)

The number of warrants (exercisable for shares of Armada Common Stock at a price of $11.50 per whole share that will become, upon the Closing (as defined herein) of the Business Combination, exercisable for Rezolve Ordinary Shares on the basis that each warrant will give the holder the right to purchase one Rezolve Ordinary Share for a warrant price of $11.50 per whole share) being registered is based on 7,499,994 warrants that were issued by Armada in connection with its initial public offering pursuant to the Registration Statement on Form S-1 (333-257692) (the “Armada Warrants”). Pursuant to the Business Combination and the terms of the Armada Warrants, upon the Closing, Rezolve will assume the Armada Warrants and the obligations thereunder.

(5)

Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of shares of Armada Common Stock to be exchanged for Rezolve Ordinary Shares in the Business Combination based upon a market value of $11.42 per share of Armada Common Stock, the average of the high and low sale prices per share of Armada Common Stock on The Nasdaq Capital Markets on June 18, 2024.

(6)

Calculated in accordance with Rule 457(f)(2) of the Securities Act. Rezolve is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of Rezolve’s securities expected to be exchanged in connection with the Business Combination described herein,

(7)	Calculated by multiplying the proposed maximum aggregate offering price by 0.00014760.
(8)	The registration fee of $8,430.30 was previously paid.